Exhibit 10.27
EMPLOYMENT AGREEMENT
      This Agreement is entered into as of the 19th day of September, 2005, by and between Chindex International, Inc., a corporation incorporated in the State of Delaware (hereinafter referred to as “Chindex”) and Robert Goodwin, an individual resident in the State of Maryland (hereinafter referred to as “Special Employee”)
      WHEREAS, Special Employee is experienced and knowledgeable with expertise in, among other things, legal issues as they impact a company such as Chindex; and
      WHEREAS, Chindex desires to engage the services of Special Employee to provide advice and assistance with respect to issues of interest including legal issues as described below, and Special Employee desires to provide such advice and assistance;
      NOW, THEREFORE, for and in consideration of the mutual undertakings and covenants set forth herein below, Chindex and Special Employee agree as follows:
1.	Relationship of Parties
            Special Employee will serve as a special employee of the Company and will be paid a salary as set forth in this Agreement. Special Employee will not be an officer of the Company.
2.	Services to be provided by Special Employee
            Special Employee will assume overall responsibility for the legal work of the Company and will be identified as the Company’s General Counsel. It is expected that the time needed to complete this assignment will be a minimum of 1200 hours. However this job is not based on hourly compensation, but rather the need to complete the responsibilities. In this role he will perform and/or provide advice and assistance with respect to the following:
2.1 Drafting of legal agreements as needed, including distributor agreements, employment contracts, customer contracts, agreements with KfW and Exim, joint venture agreements and the drafting of other contracts and agreements as needed.
2.2 Manage outside counsel.
2.3 Manage issues related to company’s trademarks and any licensing agreements between corporate entities.
2.4 Advise all levels of management on legal issues as they arise and evaluate proposed corporate actions for consistency with legal requirements.
2.5 Review all SEC filings and review any other U.S. regulatory issues.

2.6 Assist with maintenance of the company’s subsidiaries and in the formation of new subsidiaries.
2.7 Supervise the legal work of the two attorneys employed by Chindex in China.
2.8 Provide legal assistance to the Chindex hospitals, including drafting of board resolutions, review (and redrafting) of consent forms, review of patient complaints and other risk management issues, insurance issues and other matters as required.
2.9 Maintain minutes of Audit Committee and Board of Directors meetings.
2.10 Provide legal input on strategic issues such as corporate restructuring.
2.11 Otherwise provide legal advice and assistance as needed on issues as they arise such as warranty claims, responsibility for damaged goods, scope of authority of any Chindex entity, risks involved in particular courses of action, etc.
3.	Compensation
              In consideration of the services to be performed pursuant to this Agreement Chindex will pay Special Employee a salary of USD 7,500 per month. In addition, Chindex will provide the following:
        3.1 Special Employee may keep the IBM Laptop computer that he is using.
        3.2 Company will continue to pay the lease payments on Special Employee’s automobile until the lease expires.
        3.3 Company will pay for Special Employee’s legal-related memberships such as bar associations.
        3.4 Special Employee may keep his mobile phone and Company will continue to pay the monthly charges.
        3.5 Special Employee may continue to participate in the Company’s 401-K program.
4.	Confidentiality and Non-Compete
              Special Employee will keep all information received from Chindex confidential and will not disclose such information outside of Chindex unless authorized to do so in connection with his responsibilities under this Agreement. Special Employee will not engage in any other consulting activities that Chindex considers compete with Chindex. The obligation set forth in this paragraph survives the expiration or termination of this Agreement and shall remain in effect for a period of two years after said expiration or termination.
5.	Indemnification
              Company will indemnify and hold harmless Special Employee from and against any loss, cost damage, claim expense or liability, by reason or arising out of Special Employee’s actions under this Agreement, including shareholder lawsuits, actions alleging legal malpractice, or other suit or claim against Special Employee arising out of alleged and/or actual improper or negligent performance of activities of Special Employee under this Agreement. Nothing herein is intended to limit the scope of indemnification available to Special Employee as set forth in Article VII of the bylaws of the Company.
6.	Term
            This agreement shall begin on September 19, 2005, and shall continue for a period of two years unless otherwise terminated by the parties as provided in this agreement. In case of Special Employee’s failure to perform his duties under this Agreement, Chindex shall be entitled to terminate this contract immediately without notice. Either party may terminate this agreement with 60 days notice to the other party.
7..	Applicable Law
            This Agreement, and performance or breach hereunder, shall be governed by and interpreted in accordance with the laws of the State of Maryland.
            IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

CHINDEX		SPECIAL EMPLOYEE

By:	By: